EXHIBIT 99.1

DRAFT 6 – NOT FOR RELEASE – FOR REVIEW ONLY

Investor Contacts:	Editorial Contact:
Alex Wellins or Jennifer Jarman	Lauren Karp
the blueshirt group for Roxio, Inc.	Roxio, Inc.
(415) 217-7722	(408) 367-4866
alex@blueshirtgroup.com;	lauren.karp@roxio.com
jennifer@blueshirtgroup.com

ROXIO REPORTS SECOND QUARTER RESULTS

Napster Launch Set for October 29

Roxio’s Toast 6 is Best-Selling Burning Product for Apple Users

SANTA CLARA, Calif. – October 22, 2003 – Roxio, Inc. (Nasdaq: ROXI), The Digital Media Company® and the parent company of Napster®, today reported financial results for its fiscal second quarter ended September 30, 2003. Net revenue for the second quarter of fiscal 2004 was $22.8 million compared to $27.9 million in the second quarter of the prior fiscal year. Roxio’s reported net loss for the second quarter was $11.9 million, or $0.43 per basic and diluted share, as compared to a net loss of $1.8 million, or $0.09 per basic and diluted share, in the second quarter of the prior fiscal year. Shares used for computing basic and fully diluted earnings per share were approximately 27.6 million for the second fiscal quarter ended September 30, 2003 and 19.5 million shares for the second quarter of the prior fiscal year.

Roxio 2Q04 Earnings Release, 10/22/03	Page 2

“The second quarter marked good progress for Roxio’s software business and exceptional progress for Napster,” said Chris Gorog, Roxio’s Chairman and CEO. “Our software business was highlighted by the very successful debut of Toast 6 Titanium, which became the number one selling third-party software for the Macintosh on Amazon.com, and by continued retail leadership for our flagship Creator 6 digital media suite. We remain on track to deliver the next generation of the Suite in the first calendar quarter of next year, which will offer highly integrated, full versions of our Easy CD & DVD Creator, PhotoSuite and VideoWave products and will include Napster 2.0 to provide consumers an unparalleled digital media experience.”

“Our beta launch of Napster 2.0 drew significant interest and set the stage for the eagerly awaited consumer launch of the service on October 29th. We unveiled the Samsung-Napster portable digital music player which is available in stores now, as well as the ability for consumers to experience Napster in their living rooms via our partnerships with Microsoft and Gateway. Early reviews of Napster 2.0 have been extremely positive, with many reviewers lauding the user experience and noting that Napster’s community features are a great way to discover new music,” concluded Mr. Gorog.

For the quarter, Roxio’s digital media software division recorded revenues of $21.3 million and a pretax loss of $2.5 million. Revenues for the company’s online music division totaled approximately $1.5 million and pretax loss was $9.0 million. Combined pretax loss for the two divisions was approximately $11.5 million before a tax provision of approximately $300,000.

Elliot Carpenter, Roxio’s Chief Financial Officer, commented, “We remain focused on the annual release cycle of the digital media suite, which we expect to drive retail growth in the fourth fiscal quarter. Our third quarter results for the software division will reflect the impact of clearing the retail channel in anticipation of this upcoming, fourth quarter release, as well as the expected declines in the OEM channel. Based on these factors we expect software division revenues in the third quarter to be approximately $14 million, followed by a rebound in the fourth quarter to software division revenues of approximately $25 million. We expect the software division to record a third quarter loss of $0.47 per share, including $0.13 per share in restructuring changes. While we are not providing pre-launch revenue or loss per share guidance for the online music division, we plan to provide a mid-quarter update and then detailed financial guidance for our online music business when we report results for the December quarter.

Roxio 2Q04 Earnings Release, 10/22/03	Page 3

Recent Corporate Highlights

■	On October 9th, Napster 2.0 began a brief beta test period and will be available to all music fans in America on October 29th. Anyone with a PC will have access to 99-cent downloads and the largest digital music library in the world with over 500,000 songs, as well as a premium service offering unlimited downloads, interactive radio and community features.

■	Napster unveiled the first product of its partnership with Samsung Electronics to develop a family of portable audio devices. The Samsung-Napster player is designed to seamlessly integrate with Napster 2.0. The player is now available at Best Buy stores, and users who purchase the device have early access to the Napster service.

■	Napster announced partnerships with Microsoft and Gateway that allow music fans to experience Napster from the comfort of their living room via Microsoft’s Windows XP Media Center software and Gateway Hearth systems. Later this year, Gateway will also ship Napster pre-installed on every consumer desktop PC it sells.

■	In August, Roxio began shipping the latest version of its award-winning CD and DVD burning software for the Macintosh platform, Toast 6 Titanium.

■	In early October, Roxio released version 6.2 of its Easy CD & DVD Creator™ Digital Media Suite, which added a host of new features including advanced DVD compression and backup capabilities.

Roxio 2Q04 Earnings Release, 10/22/03	Page 4

Earnings Call Information

The Roxio second quarter teleconference and webcast is scheduled to begin at 1:30 p.m., Pacific Time, on Wednesday, October 22, 2003. To participate on the live call, analysts and investors should dial 800-216-6962 at least ten minutes prior to the call and reference conference ID: 3177316. Roxio will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at http://investor.roxio.com. A telephonic replay of the conference call will also be available for 48 hours by dialing 800-642-1687 and entering the passcode: 3177316.

About Roxio

Roxio, Inc. (Nasdaq:ROXI) provides the best selling digital media software in the world and is the parent company of Napster®. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of software products includes category-leading products Easy CD & DVD Creator™, Digital Media Suite™, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at <www.roxio.com>. Roxio and Napster have offices in Santa Clara and Los Angles, California, New York, Minnesota, Canada, United Kingdom and Japan. The company currently employs approximately 500 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to Roxio’s future revenue, net income (loss), cash flow, the re-launch of Napster, OEM relationships, relationships with content providers, and product development, are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products, increased general economic conditions and third party claims, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 14, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the burning CD logo, the Roxio tagline, Toast, Easy CD & DVD Creator, Digital Media Suite, Easy CD Creator, PhotoSuite, VideoWave, and Napster are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.

ROXIO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data, unaudited)

	September 30, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$36,564	$36,820
Short-term investments	16,256	16,677
Accounts receivable, net of allowance for doubtful accounts of $835 and $850, respectively	7,723	12,637
Inventories	75	460
Prepaid expenses and other current assets	8,898	3,366
Deferred income taxes	2,343	4,709

Total current assets	71,859	74,669

Long-term investment	3,000	3,059
Property and equipment, net	14,084	9,058
Goodwill	89,660	55,247
Other intangibles assets, net	7,986	10,314
Other assets	2,243	589

Total assets	$188,832	$152,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,793	$11,952
Income taxes payable	116	1,353
Accrued liabilities	21,455	15,428
Deferred Revenue	1,269	725
Current portion of long-term debt	929	606

Total current liabilities	31,562	30,064

Long-term liabilities:
Long-term debt	5,170	5,490
Deferred income taxes	1,014	1,190
Other liabilities	436	—

Total liabilities	38,182	36,744

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 27,794 and 19,574 issued and outstanding	28	20
Additional paid-in capital	173,484	127,804
Deferred stock-based compensation	(2,535)	(2,886)
Accumulated deficit	(22,925)	(10,675)
Accumulated other comprehensive income	2,598	1,929

Total stockholders’ equity	150,650	116,192

Total liabilities and stockholders’ equity	$188,832	$152,936

ROXIO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Net revenues	$22,798	$27,919	$46,974	$60,222
Cost of revenues (excludes stock-based compensation charges of $10, $13, $20 and $26, respectively)	6,743	6,908	14,617	15,358

Gross profit	16,055	21,011	32,357	44,864

Operating expenses:
Research and development (excludes stock-based compensation charges of $142, $191, $293 and $382, respectively)	8,941	5,206	16,259	10,670
Sales and marketing (excludes stock-based compensation charges of $128, $172, $263 and $(186), respectively)	9,580	10,224	19,430	22,158
General and administrative (excludes stock-based compensation charges of $239, $283, $462 and $566, respectively)	7,434	6,110	12,790	11,775
Amortization of intangible assets	1,259	1,272	2,463	3,336
Stock-based compensation charges	519	659	1,038	788

Total operating expenses	27,733	23,471	51,980	48,727

Loss from operations	(11,678)	(2,460)	(19,623)	(3,863)
Gain on sale of GoBack product line	—	—	10,592	—
Other income, net	140	288	(155)	415

Income (loss) before benefit (provision) for income taxes	(11,538)	(2,172)	(9,186)	(3,448)
Provision (benefit) for income taxes	342	(324)	3,064	(380)

Net loss	$(11,880)	$(1,848)	$(12,250)	$(3,068)

Earnings per share:
Basic	$(0.43)	$(0.09)	$(0.49)	$(0.16)

Diluted	$(0.43)	$(0.09)	$(0.49)	$(0.16)

Weighted average shares used in computing basic and diluted net income per share:
Basic	27,641	19,480	24,768	19,493

Diluted	27,641	19,480	24,768	19,493

ROXIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$(12,250)	$(3,068)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,084	4,814
Stock-based compensation charges	1,038	788
Provision for doubtful accounts	(87)	448
Loss on retirement of assets	410	—
Gain on sale of GoBack assets	(10,592)	—
Deferred income taxes	2,371	(516)
Change in operating assets and liabilities:
Accounts receivable	4,761	5,707
Inventories	322	(7)
Prepaid expenses and other current assets	(920)	(658)
Other assets	24	—
Accounts payable	(3,955)	(50)
Income taxes payable	(1,181)	(2,475)
Accrued liabilities	(1,842)	(7,938)
Deferred revenues	1,267	—
Other liabilities	436	—

Net cash used in operating activities	(15,114)	(2,955)

Cash flows from investing activities:
Purchases of property and equipment	(2,920)	(3,361)
Proceeds from sale of property and equipment	1	7
Proceeds from sale of GoBack assets	10,250	—
Purchases of other intangible assets	(63)	—
Purchases of short-term investments	(4,534)	(23,131)
Proceeds from sale of short-term investments	754	8,623
Maturities of short-term investments	4,094	2,492
Investment in nonconsolidated companies	—	(3,000)
Acquisition of Pressplay, net of cash acquired	(14,539)	—

Net cash used in investing activities	(6,957)	(18,370)

Cash flows from financing activities:
Principal payment of capital lease obligation	(287)	(269)
Issuance of common stock under employee stock plan	1,306	928
Proceeds from short-term borrowing	305	—
Issuance of common stock from private equity financing	20,472
Repurchase of common stock	—	(1,065)

Net cash provided (used) by financing activities	21,796	(406)

Effect of exchange rates on cash	19	386

Change in cash and cash equivalents	(256)	(21,346)
Cash and cash equivalents at beginning of period	36,820	47,280

Cash and cash equivalents at end of period	$36,564	25,934

Supplemental cash flow information:
Cash paid for interest	$126	$57

Cash paid for income taxes	$482	$1,512

Non-cash activities:
Adjustment to the purchase price of Pressplay	$654	$—

Issuance of warrant for services	$—	$(705)

Assets acquired under capital leases		$134